EXHIBIT 99.1

SofTech Receives $1.3M Strategic Investment

Issues 110,000 Shares in Private Placement at $5.00 per Share;

Enters into $750,000 Term Note and Partnership Agreement

LOWELL, Mass. – June 26, 2014 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced that it received a total of $1.3 million in new capital from EssigPR, Inc., (“EssigPR”) a sister corporation of Essig Research, Inc., (“Essig”) a global professional services company headquartered in Ohio and its primary owner Joseph P. Daly. At May 31, 2014, prior to the transactions described below, EssigPR and Mr. Daly together owned approximately 9.6% of SofTech’s outstanding shares.

EssigPR and Mr. Daly, invested $1.3 million in SofTech under two agreements entered into on June 20, 2014. As an individual, Mr. Daly purchased 110,000 shares of SofTech common stock, par value $0.10, at $5.00 per share in a private placement. Pursuant to a Securities Purchase Agreement, Mr. Daly has the right to require SofTech to repurchase some or all of those shares at $7.00 per share during the ninety (90) day period beginning April 1, 2017. The put right is non-transferrable and expires should Mr. Daly sell the shares. Another term included in the Securities Purchase Agreement provides Mr. Daly the right to cancel 10,000 of the shares purchased in the transaction and have the corresponding purchase price of $50,000 refunded to him if SofTech is unable to conclude a separate buyback transaction, within a specified period, of 101,411 SofTech common shares from Greenleaf Capital, a third party entity.

Prior to Mr. Daly’s above described purchase of securities, Mr. Daly exercised an existing put right from a previous private placement transaction, which occurred in December 2012, and the Company repurchased 25,000 SofTech common shares from him at $5.50 per share. Giving effect to the foregoing transactions, Mr. Daly now owns approximately 17.4% of SofTech’s 960,135 shares outstanding.

In addition, EssigPR entered into a three-year term note (“Note”) as a lender, to SofTech, the borrower, in the amount of $750,000. The Note carries interest at 9.5% paid quarterly in arrears and is secured by the deferred payments of up to $1.02 million expected from Mentor Graphics Corporation (“Mentor”) related to their prior acquisition of the CADRA product line. If Mentor payments are insufficient for fully satisfying amounts due under the Note, SofTech shall satisfy the remaining balance on April 1, 2017. Payments from Mentor in excess of amounts due under the Note shall revert to SofTech.

Lastly, SofTech and Essig entered into a Partnership Agreement whereby the parties agreed to work together to market and deliver certain of Essig’s specialized services to SofTech’s clients throughout the United States and Europe, and to split the revenues received from such co-marketing efforts, in a manner to be negotiated as such opportunities arise.

“Essig is a world-class engineering services-only company that has been delivering their solutions to some of the largest manufacturing companies in the world for more than two decades,” said Joe Mullaney, SofTech’s CEO. “To be able to team with them to market and deliver those same solutions to our clients has the potential to strengthen our position in those accounts and increase our revenue and profitability.”

The Company expects that it will use the $1.3 million in new capital raised under the private placement and the Note to: (i) fund the repurchase of 50,000 shares of SofTech common stock issued in 2012 that is subject to the put rights to five investors (including the above described 25,000 shares purchased from Mr. Daly); (ii) repurchase 101,411 restricted, unregistered shares of SofTech common stock owned by Greenleaf Capital at an advantageous price; and (iii) retire $1 million of short term debt from Prides Crossing Capital, presently due on January 1, 2015 unless extended.

In approving the above described transactions, the SofTech Board identified, among other things, the following as significant improvements over the Company’s current position:

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The borrowing cost on the debt represents a reduction of nearly one-third as compared to the rate for our current debt facility (9.5% compared to 14%). The effective annual rate of return embedded in the repurchase rights on the current private placement represents a reduction of nearly one-half as compared to the repurchase rights on the 2012 private placement (11.4% compared to 21.8%).

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The transactions provide additional capital to allow us to repurchase the remaining, restricted, unregistered Greenleaf Capital shares and to complete the Company’s contractually-obligated repurchase of the SofTech common stock issued in the 2012 private placement with put rights.

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The longer-term nature of the capital without financial covenants or other restrictions allows for more flexibility in management’s investment decision making for long-term shareholder value creation.

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The opportunity to market and deliver enhanced services capability to our clients can improve our revenue and profitability while strengthening our existing client relationships.

Based on management’s assessment, the share issuance activity detailed above would not result in a change of ownership as defined under Section 382 of the Internal Revenue Code and therefore would not limit the availability of the Company’s net operating loss carryforward asset.  Therefore, the Board voted to designate the 2014 private placement as an Exempt Transaction as defined in the Company’s Rights Agreement dated February 3, 2012.

Mullaney added: “These agreements provide us with lower cost, long-term capital with no restrictions and an opportunity to enhance our current operations by providing a broader range of service offerings to our clients. Success in the marketplace can also allow Essig and SofTech to work more closely in pursuing new market opportunities. We look forward to getting started.”

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its Connector technology offering.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

About Essig Research, Inc.

Founded in 1993, Essig’s roots were in the development of complex 3-D finite element models and providing thermal and structural analysis of turbine airfoils to GE Aviation. Today, Essig, together with its sister companies, has grown into a global business providing a variety of technical and logistic services with talented employees in several strategic locations in the U.S., Puerto Rico, Mexico and the Philippines.

Essig is a world-class, ISO 9001 registered, high-tech engineering and manufacturing services company. We provide professional services specialized in engineering design & analysis, product definition, computer modeling, repair & tooling development, project management, logistics support, and advanced manufacturing techniques to customers worldwide. We continually enhance our customers manufacturing capabilities by providing the best in class engineering services available. We are comprised of a talented team of professionals and subject matter experts with solutions to a variety of advanced engineering challenges. We have a proven record of strong partnerships with leading industry companies. We continue to grow and expand into global territories allowing us to become the #1 engineering services provider in the world.

CONTACT:

Joseph P. Mullaney

Chief Executive Officer

SofTech, Inc.

(978) 513-2700